Contact:

Thomas K. Espel
701/297-4288
invest@rdoequipment.com

    RDO EQUIPMENT CO. AND JOHN DEERE CONSTRUCTION EQUIPMENT REACH SETTLEMENT

                       RDO SIGNS NEW DEALERSHIP AGREEMENT

FARGO, ND - DECEMBER 29, 2000 - RDO Equipment Company (NYSE: RDO) Founder, Chief Executive Officer and Chairman of the Board, Ronald D. Offutt, announced today that effective immediately John Deere Construction Equipment Company revokes its dealership termination notices to RDO and dismisses all claims pending in arbitration with the Company. RDO also dismisses all claims in the arbitration and all claims filed in federal court against Credit Suisse First Boston. RDO's wholly owned subsidiary, RDO Construction Equipment Co., has signed new dealership agreements with John Deere Construction Equipment Company.

Offutt stated, "We are excited about continuing the long relationship between RDO Equipment and John Deere Construction Equipment. The resolution of this matter allows our management and sales teams to focus all of their energies on serving the customer - it is good for us, good for John Deere and especially good for the customers we serve together."

RDO Equipment Co. specializes in the distribution, sale, service, rental and finance of equipment and trucks to the agricultural, construction, manufacturing, transportation and warehousing industries, as well as to public service entities, government agencies and utilities. These operations, which consist of 54 retail stores in 9 states, include the largest network of John Deere construction and agricultural stores in North America, as well as Volvo and Mack truck centers. Information about the Company, including recent news and product information, is available at its web site - WWW.RDOEQUIPMENT.COM.

                                      # # #

The future results of the Company, including results related to forward-looking statements in this news release, involve a number of risks and uncertainties. Important factors (such as customer confidence, economic conditions, weather, actions of the Company's suppliers and competitors, and risks associated with the Company's growth strategies) that will affect future results of the Company, including factors that could cause actual results to differ materially from those indicated by forward-looking statements, are discussed in the Company's filings with the Securities and Exchange Commission. The Company's forward-looking statements are based upon assumptions relating to these factors. These assumptions are sometimes based upon estimates, data, communications and other information from suppliers, government agencies and other sources that are often revised. The Company makes no commitment to revise forward-looking statements, or to disclose subsequent facts, events or circumstances that may bear upon forward-looking statements.